Exhibit 99.7

SCHEDULE A

This Schedule A sets forth information with respect to each transaction related to shares of Common Stock of the Issuer which was effected by the Reporting Persons during the past sixty days.

Trade Date	Shares Purchased	Price
7/31/2018	72,988	$0.26
8/1/2018	20,000	$0.27